Exhibit 99.1

KULR Reports Third Quarter 2026 Revenue of $7.4 Million, Up 197% Year-Over-Year, as Product Sales Nearly Quadruple

•	Third quarter revenue from continuing operations was $7.4 million, up 197% year-over-year. Product sales were $6.5 million, up 299%, and represented 88% of revenue.

•	Product-line growth across the KULR ONE platform, including KULR ONE Max (K1M) battery energy storage systems for power-as-a-service deployments in Japan’s open power market.

•	Completed exit from Bitcoin; ended the quarter with $54.5 million in cash, no debt and no digital assets, with the ATM program paused through December 31, 2026. Third quarter GAAP net income of $4.5 million was due to a $15.8 million non-recurring gain on digital assets prior to their sale.

•	Built an NDAA-compliant battery supply chain for autonomous systems, including cell manufacturer partnerships and KULR’s own battery management systems and chargers, ahead of an expected 2027 production ramp.

•	Implemented a November 2026 reduction in force expected to generate approximately $4 million in annualized cost savings; research and development expenses are expected to decrease beginning in the fourth quarter of 2026 and further in 2027.

HOUSTON / GLOBENEWSWIRE / November 10, 2026 / KULR Technology Group, Inc. (NYSE American: KULR) (the “Company” or “KULR”), a developer of safe, high-power energy systems that enable physical AI across space, defense, drones, data centers, robotics, and other mission-critical applications, today announced its financial results for the third quarter of 2026.

“In the third quarter, we delivered on the three measures that matter for 2026: product revenue growth, gross margin improvement and cost discipline,” said Michael Mo, Founder and CEO of KULR Technology Group. “Product sales nearly quadrupled year-over-year, and the growth came from our KULR ONE platform. Gross margin returned to positive territory, though it is not yet where this business can run. We completed our exit from Bitcoin, repaid our only debt and ended the quarter with $54.5 million in cash. We have concentrated the Company’s focus on fewer programs and our strategic customers, and in 2027 our goal is to grow revenue while reducing cost. In my June letter to shareholders, I laid out a straightforward strategy: build more batteries, sell more batteries. Our third-quarter results demonstrate that we are executing along that strategy.”

Third Quarter 2026 Financial Results

All results are presented on a continuing-operations basis. The results of the Company’s former Bitcoin mining business are presented as discontinued operations, and prior-period amounts have been recast.

Revenues: Revenue for the third quarter ended September 30, 2026 increased 197% to $7.40 million, compared to $2.49 million in the same period last year. Product sales increased 299% to approximately $6.49 million, compared to approximately $1.62 million in the same quarter last year, driven by KULR ONE platform growth, including KULR ONE Max battery energy storage systems for power-as-a-service deployments in Japan. The Company served 22 product customers in the quarter, compared to 18 in the same period last year.

Gross Margin: Gross margin was 4% in the third quarter of 2026, compared to 17% in the same period last year. The decrease was driven primarily by the low margin on initial production builds of a new KULR ONE Max battery energy storage system configuration and gross losses on several custom battery assembly programs where direct labor and production costs exceeded contract value. The prior-year period benefited from high-margin sales of KULR ONE Space battery assemblies.

Research and Development (R&D) Expenses: R&D expenses increased to $5.02 million in the third quarter of 2026 from $2.32 million in the same period last year, including $0.69 million of costs reimbursed through grant revenue under the Company’s Texas Space Commission award. The increase in non-reimbursable R&D reflected investment in new battery programs and designs for autonomous platforms, the development of the Company’s own NDAA-compliant battery charger and battery management system products, and the bring-up of production lines for new KULR ONE battery configurations. The Company expects R&D expenses to decrease beginning in the fourth quarter of 2026 and further in 2027, as the production line bring-up and the new pack development programs are completed in the fourth quarter and the battery management system and charger programs are completed in early 2027.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses decreased 3% to $5.91 million in the third quarter of 2026 from $6.06 million in the same period last year, primarily due to the conclusion of strategic investment and corporate development activities that drove costs higher during 2025, lower accounting, legal, consulting, marketing and other professional fees in the third quarter of 2026, partially offset by higher personnel costs from new hires and costs associated with the Company’s new facility.

Operating Loss: Loss from operations was $11.00 million for the third quarter of 2026, compared to $8.74 million in the same period last year, primarily driven by the increase in R&D.

Net Income: Net income for the third quarter of 2026 was $4.47 million, or $0.10 per basic and diluted share, compared to a net loss of $6.97 million, or $0.17 per share, in the same period last year. Third quarter net income was driven by a $15.8 million non-recurring change in the fair value of digital assets, reflecting the recovery in the value of the Company’s Bitcoin from June 30, 2026 to the dates of sale, and does not reflect operating profitability.

Cash and Liquidity: As of September 30, 2026, the Company had $54.5 million in cash, no outstanding borrowings and no digital assets.

Completed Exit from Bitcoin

During the third quarter, KULR sold all its Bitcoin holdings, totaling 1,099.09 BTC, for net proceeds of approximately $80.1 million, and used a portion of the proceeds to repay in full the $20.0 million loan outstanding under its Coinbase credit facility. KULR exited its Bitcoin mining operations effective July 2026 and no longer holds or intends to acquire or mine digital assets. The Company is now focused entirely on its battery and energy systems business, and its reported Q3 results reflect that shifted business focus directly.

Product Revenue Growth Drivers

KULR ONE is one battery platform serving three markets: autonomous systems, power infrastructure and space.

KULR ONE Air and Autonomous Systems. KULR serves two autonomous-systems applications: KULR ONE Air for drones and additional KULR ONE architectures for uncrewed underwater vehicles. Customers in these markets are preparing for the domestic-sourcing requirements of the National Defense Authorization Act (NDAA) for batteries, including restrictions on cells and components from foreign entities of concern, which are coming into effect over the next few years. In 2026, KULR built a supply chain intended to meet those requirements: partnerships with battery cell manufacturers for compliant cells, its own battery management systems and chargers so that the electronics in KULR ONE Air batteries are designed and sourced under KULR’s control, and in-house final assembly, testing and certification at its new production line facility (“Forge 2”). KULR expects 2027 to be a significant year for the ramp up of NDAA-compliant battery solutions for its autonomous systems customers.

KULR ONE Max and Power-as-a-Service Energy Storage in Japan. KULR ONE Max is KULR’s high-capacity battery platform, and its battery energy storage system configuration is focused on Japan, one of the most advanced open power markets in the world. Open generation, wholesale, retail, balancing and capacity markets have created a fast-growing market for distributed battery storage delivered as power-as-a-service, with storage units placed at customer sites and operated as a fleet. In the third quarter, KULR ONE Max shipments for these deployments contributed significantly to the Company’s product sales growth. Fleets of lithium-ion storage at customer sites depend on battery safety and battery monitoring, the two areas in which KULR has over a decade of experience: safety engineering that allows units to be approved for and kept at customer sites, and monitoring that turns a fleet into a managed asset through state-of-health, state-of-safety, uptime and warranty data. KULR believes this represents a significant growth opportunity for its battery safety and monitoring technology.

KULR ONE Space. KULR ONE Space is KULR’s heritage line: battery systems built to human-spaceflight safety standards. KULR is applying this platform to three growing markets: private space exploration, where KULR’s Texas Space Commission award funds cold-temperature lithium-ion development for the next generation of lunar and Martian missions; satellite constellations, which need standardized, certified power at production volume; and space-based AI data centers, where power density, thermal management and safety in sealed environments are critical.

The Engines: KULR ONE Studio Designer Pro and KIOS

KULR ONE Studio Designer Pro is KULR’s internally developed, AI-driven design and engineering platform, trained on KULR’s own intellectual property, including more than 900 battery pack designs from 1S to 72S configurations and characterization data for 34 cell types from nine cell vendors. A KULR engineer states the requirement, an AI agent operates the platform to produce the design and its full build package, with standards such as UN 38.3, IEC 62133 and UL 2580 checked as design rules on every build, and the engineer reviews and signs every release. A complete battery design, from scratch to fully released, can now be completed in as little as four hours depending on complexity, shortening the design cycle from weeks to hours. In October 2026, KULR began shipping KULR ONE Air battery packs designed with Designer Pro to customers.

KULR Intelligent Operating System (KIOS) is KULR’s internally developed enterprise management platform, hosted on Company-controlled infrastructure with a single database. It brings together new product introduction and program management, product lifecycle management, AS9100-aligned quality management, manufacturing work orders, purchasing and shipping, sales pipeline, budgeting and human resources, with AI agents operating under the same permissions, approvals and audit logging as employees. Initial deployment has reduced engineering record search time by up to 95%, accelerated certain inventory and bill-of-materials processes by up to three to five times, and enabled consolidation of five third-party software platforms.

Cost Discipline

In the third quarter, KULR concentrated the Company on fewer programs and its strategic customer accounts. In the fourth quarter of 2026, KULR implemented a reduction in force intended to streamline its processes, lower its cost structure, shorten turnaround time on customer programs and concentrate engineering resources on strategic customer accounts, while protecting engineering capacity for those accounts and volume production capacity at Forge 2. The Company expects these actions to generate approximately $4 million in annualized cost savings upon full implementation. The restructuring is expected to be substantially completed by the end of 2026, with the anticipated savings supporting a lower operating expense base entering 2027.

The Company expects to incur severance and related costs ranging from $0.35 million to $0.65 million in connection with the reduction, substantially all of which will be recognized in the fourth quarter of 2026. Actual savings, costs and timing may differ from current estimates.

“The investments that drove our 2026 R&D, the compliant electronics, the new battery configurations and the production lines, are built, and our operating expense base has been reset,” said Mike Kimel, Chief Financial Officer of KULR Technology Group. “We expect R&D and SG&A to decline as we scale the product revenue business, and we are focused on improving gross margins as production volume increases and repeat orders replace initial production builds. Our goal is a cost structure that lets KULR scale revenue without a corresponding increase in overhead, on a credible path toward profitability.”

KULR Technology Group Third Quarter 2026 Earnings Call

Date: Tuesday, November 10th, 2026

Time: 8:30 a.m. Eastern time (5:30 a.m. Pacific time)

To access the call, please register using the following link: KULR Third Quarter 2026 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code and PIN required to join the live call. The conference call will be available for replay here via the Investor Relations section on KULR’s website (www.kulr.ai).

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, intentions and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2026, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future, including (i) statements in connection with our discussions related to our October 23, 2026 petition filed in the Court of Chancery of the State of Delaware; (ii) our November 2026 workforce reduction; (iii) our expectations regarding decreased R&D and SG&A expenses through 2027; (iv) our expectations and goals regarding gross margin improvement; (v) our intentions to not acquire, hold or mine digital assets; (vi) the expected ramp-up of battery solutions for our autonomous systems customers; and (vii) our expectations regarding the growth opportunity for our product deployments in Japan. Such forward-looking statements can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “will,” “should,” and “would” or similar words. All such forward-looking statements that are provided by management in this release are based on information available at this time, and management expects that internal expectations may change over time. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is an energy-systems platform company that designs and manufactures safe, high-power battery solutions for physical AI and other mission-critical applications. Its KULR ONE® platform integrates advanced battery architecture, thermal management, safety engineering, battery management systems, and power electronics to serve space and defense, drones and electric aviation, AI data-center backup, robotics, and Energy-as-a-Service markets. Based in Webster, Texas, KULR is scaling domestic production to support the growing energy demands of physical AI and autonomous systems. Learn more at KULR.ai.

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